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                                                                      Exhibit 11



                             OCEAN FINANCIAL CORP.

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                 FOR THE  YEAR ENDED DECEMBER 31, 1997 AND FOR
               THE PERIOD FROM JULY 2, 1996 TO DECEMBER 31, 1996

          (dollars and shares in thousands, except per share amounts)


                                                                              For the period from
                                                               Year Ended       July 2, 1996 to
                                                           December 31, 1997   December 31, 1997
                                                           -----------------  --------------------
Net income (loss)                                               $13,825              $(6,612)
                                                                =======              =======

Weighted average shares outstanding:
Weighted average shares issued net of Treasury shares             8,556                9,059
Less: Unallocated ESOP shares                                      (580)                (629)
      Unallocated Incentive award shares                           (304)                 -
                                                                -------              -------
  Average basic shares outstanding                                7,672                8,430
Add:  Effect of dilutive securities:
      Stock options                                                  72                    -
      Incentive awards                                               75                    -
                                                                -------             --------
  Average diluted shares outstanding                              7,819                8,430
                                                                =======             ========

Basic earnings (loss) per share                                 $  1.80                $(.78)
                                                                -------             --------

Diluted earnings (loss) per share                               $  1.77                $(.78)
                                                                =======             ========
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